Exhibit 99.1

Oaktree Appoints Depelsha McGruder to Board of Directors
LOS ANGELES--(BUSINESS WIRE)--Feb. 17, 2021-- Oaktree Capital Group, LLC (NYSE: OAK-PA and OAK-PB) today announced the appointment of Depelsha McGruder to its Board of Directors, effective February 16, 2021. Ms. McGruder is the chief operating officer and treasurer of the Ford Foundation.
Commenting on Ms. McGruder’s appointment, Howard Marks, Oaktree’s Co-Chairman, said, “Depelsha has had an impressive media industry career and most recently has focused on financial, operational, cultural transformation, and diversity, equity and inclusion initiatives in the nonprofit sector. We are delighted to welcome her to Oaktree’s Board of Directors and look forward to benefiting from her insight and experience.”
“I am excited to join Oaktree’s Board of Directors and look forward to supporting the growth of this premier alternative investment manager,” said Ms. McGruder.
Prior to joining the Ford Foundation in 2020, Ms. McGruder served as COO of New York Public Radio (NYPR), overseeing internal operations and strategic planning for WNYC, WQXR, Gothamist.com, The Greene Space, and New Jersey Public Radio since 2018. Before her tenure at NYPR, Ms. McGruder spent 17 years at Viacom in senior leadership positions at both MTV and BET Networks. She started her career as a broadcast journalist, working as an on-air reporter, anchor, and producer for two commercial television stations in Georgia and subsequently spent time as a strategy consultant at Accenture in the media, telecomm and high tech practice.
Ms. McGruder is the founder and president of Moms of Black Boys United and M.O.B.B. United for Social Change, sister organizations dedicated to positively influencing how black boys and men are perceived and treated by law enforcement and in society. She holds a BA from Howard University and an MBA from Harvard Business School.
About Oaktree
Oaktree is a leader among global investment managers specializing in alternative investments, with $148 billion in assets under management as of December 31, 2020. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities. The firm has over 1,000 employees and offices in 19 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/.

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